CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-132569 of Maxim Series Fund, Inc. on Form N-14 of our reports dated February 23, 2006 for Maxim U.S. Government Mortgage Securities Portfolio of Maxim Series Fund, Inc. ("U.S. Government Mortgage") and for Maxim U.S. Government Securities Portfolio of Maxim Series Fund, Inc. ("U.S. Government Securities"), appearing in the Annual Reports of U.S. Government Mortgage and U.S. Government Securities for the year ended December 31, 2005 in the Prospectus/Proxy Statement, which is part of this Registration Statement.

We also consent to the references to us under the headings "Representations and Warranties" and "Independent Registered Public Accounting Firm" in such Registration Statement.


DELOITTE & TOUCHE LLP

Denver, Colorado
April 10, 2006